Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profit for 3rd Quarter

Third Quarter Net Interest Income Grew 8.1% Year-Over-Year

LOS ANGELES, CA — (BUSINESS WIRE) — November 1, 2016 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $327 thousand, or $0.01 per diluted share, for the third quarter of 2016, compared to net income of $979 thousand, or $0.03 per diluted share for the third quarter of 2015.

For the nine months ended September 30, 2016, the Company reported net income of $1.3 million, or $0.04 per diluted share, compared to $3.4 million, or $0.12 per diluted share for the nine months ended September 30, 2015.

During the three and nine month periods ended September 30, 2016, the Company’s profits were generated from net interest income on its loan portfolio.  In contrast, during the corresponding periods in 2015 substantially all of the Company’s reported profits were attributable to gains from the sale of loans and recaptures of loan loss provisions.

During the third quarter of 2016, the Bank did not record any loan loss provisions or recaptures because ALLL requirements on loans originated during the quarter were offset by a decrease in ALLL requirements for the existing loan portfolio as the overall credit quality of the loan portfolio continued to improve.  In comparison, the Bank recorded loan loss provision recaptures of $200 thousand during the third quarter of 2015.  On a year-to-date basis, the Bank recorded loan loss provision recaptures of $550 thousand during the first nine months of 2016 compared to loan loss provision recaptures of $1.7 million during the first nine months of 2015.

The Bank did not complete any loan sales during the first nine months of 2016 because the Bank has been building its loan portfolio to generate more net interest income.  In comparison, the Bank sold $80.4 million of loans in the third quarter of 2015 and $140.2 million of loans during the first nine months of 2015 to comply with loan concentration limits set by the Bank’s primary regulator.  Those sales generated gains of $738 thousand during the third quarter of 2015 and $1.3 million during the nine months ended September 30, 2015.

These decreases in recaptures of loan loss provisions and the absence of any gain on loan sales during the three and nine month periods ended September 30, 2016 were partially offset by higher net interest income during the three months ended September 30, 2016, resulting from growth in the Bank’s loan portfolio, and lower non-interest expense during the three and nine months ended September 30, 2016.

Chief Executive Officer, Wayne Bradshaw commented, “The third quarter represented an important period for Broadway Financial Corporation, as we have transitioned from an institution that has been spending considerable time and resources on improving internal processes and loan quality to a healthy, sound financial institution focusing on growth, profits, and value creation for our stockholders.  At the end of the third quarter, we had no delinquent loans, no REO and non-accrual loans of only $3.0 million, or 0.74% of total assets, all of which were current in their payments.  These accomplishments have allowed the Bank to reduce costs and time commitments for a variety of expense categories, such as appraisal fees and holdings costs for REO, assessment fees from both the FDIC and the OCC, and expenses for professional services.

“Equally important, our strong loan quality has allowed us to obtain improved loan concentration limits from the Bank’s primary regulator, which in turn is providing Broadway with opportunities to continue re-building our loan portfolio.  As of September 30, 2016, we have grown our loan portfolio by 13.5% since the beginning of the year, based on originations of $30.8 million during the third quarter and $90.8 million year-to-date, and our net interest income grew 8.1% over the comparable quarter in 2015.

“We are confident that our strategy of focusing on well-managed multi-family residential properties located within low-to-moderate income communities within Southern California, supplemented by new originations of commercial real estate loans that can leverage our existing customer relationships and the experience and expertise of our lending team, will result in better earnings for our stockholders.”

Net Interest Income

For the third quarter of 2016, net interest income increased by $228 thousand to $3.0 million from $2.8 million for the third quarter of 2015 due to an increase in the average balance of loans receivable, which was partially offset by a lower average yield on the Bank’s loans.

The average balance of loans receivable increased $63.7 million, or 22.2%, to $351.0 million during the third quarter of 2016 from $287.3 million during the third quarter of 2015, which resulted in additional interest income of $724 thousand.  The increase in the average balance of loans receivable resulted from loan originations of $90.8 million during the first nine months of 2016.  Partially offsetting this increase was the impact of a decrease of 54 basis points in the average yield on loans to 4.37% for the third quarter of 2016 from 4.91% for the third quarter of 2015, which reduced loan interest income by $413 thousand.  The decline in the average yield primarily resulted from sales of higher rate multi-family loans during 2015 that were done to conform to loan concentration limits set by the Bank’s primary regulator.  The proceeds from the multi-family loans sales were invested in lower rate single family loans near the end of 2015. Also, the average rates on the multi-family loans originated for the portfolio during the first nine months of 2016 were lower than the rates on loans originated during comparable period of 2015 because of the low interest rate environment and competitive market conditions.  The net interest margin during the third quarter of 2016 decreased by 7 basis points to 3.02% from 3.09% during the third quarter of 2015.

Interest expense on deposits increased by $83 thousand to $568 thousand for the third quarter of 2016 from $485 thousand for the third quarter of 2015.  The increase in interest expense on deposits was primarily due to an increase of $39.1 million in the average balance of deposits to $281.0 million in the third quarter of 2016 from $241.9 million in the third quarter of 2015.  The increase in the average balance of deposits primarily reflected growth in money market and certificates of deposit (“CD”) accounts.  The average cost of deposits increased to 0.81% for the third quarter of 2016 from 0.80% for the third quarter of 2015.

Interest expense on borrowings decreased by $27 thousand to $419 thousand for the third quarter of 2016 from $446 thousand for the third quarter of 2015.  The decrease in interest expense on borrowings was primarily due to a decrease of $7.3 million in the average balance of FHLB advances, which decreased interest expense by $39 thousand.  Partially offsetting this decrease was the impact of an increase of 6 basis points in the cost of borrowings to 2.22% for the third quarter of 2016 from 2.16% for the third quarter of 2015, which increased interest expense by $12 thousand.  The increase in the cost of borrowings during the third quarter of 2016 consisted of an increase of 3 basis points in the average cost of FHLB advances and an increase of 47 basis points in the average cost of the Company’s variable rate subordinated debentures.  Combined with the Bank’s deposits, the average cost of all liabilities decreased by 4 basis points to 1.11% for the third quarter of 2016 compared to 1.15% for the third quarter of 2015.

For the nine months ended September 30, 2016, net interest income decreased by $360 thousand to $8.5 million from $8.9 million for the same period in 2015, due to the impact of lower net interest margins, which more than offset the impact of the higher average balance of interest-earning assets during 2016.  The net interest margin decreased by 43 basis points to 2.93% for the nine months ended September 30, 2016 from 3.36% for the same period in 2015 because the Bank changed the mix of its loan portfolio to conform to loan concentration limits set by its primary regulator.  Average interest-earning assets increased by $35.5 million to $388.1 million for the nine months ended September 30, 2016 from $352.6 million for the same period in 2015.

Loan Loss Provision Recapture

The Bank did not record any loan loss provision or recapture for the third quarter of 2016.  The increase in ALLL requirements resulting from loan growth was offset by a decrease in ALLL requirements on the existing portfolio as the overall credit quality of the Bank’s loan portfolio continued to improve.  In comparison, the Bank recorded loan loss provision recaptures of $200 thousand for the third quarter of 2015.

For the nine months ended September 30, 2016, the Company recorded loan loss provision recaptures of $550 thousand, compared to $1.7 million for the same period in 2015.  The loan loss provision recaptures during the first nine months of 2016 and 2015 were primarily attributable to recoveries, continued improvements in asset credit quality, and positive trends in overall historical loss factors.

Non-interest Income

Non-interest income for the third quarter of 2016 totaled $144 thousand, compared to $917 thousand for the third quarter of 2015.  Non-interest income decreased by $773 thousand primarily because the Bank did not sell any loans during the third quarter of 2016, whereas the Bank recorded a gain of $738 thousand from the sale of loans during the third quarter of 2015.  Additionally, the Company recorded $5 thousand of rental income from an REO property and $28 thousand of income from a litigation settlement during the third quarter of 2015.

For the nine months ended September 30, 2016, non-interest income totaled $886 thousand, compared to $2.1 million for the same period in 2015.  The decrease of $1.2 million in non-interest income was primarily due to gains of $1.3 million from sales of loans during the first nine months of 2015.  Additionally, the grant received from the U.S. Treasury’s Community Development Financial Institutions (CDFI) Fund in 2016 was $90 thousand lower than the amount of the grant received in 2015.  These decreases were partially offset by an increase of $40 thousand in service charges on deposit accounts and an increase of $136 thousand in other income. The increase in other income was comprised of an early withdrawal fee of $80 thousand, a loan extension fee of $50 thousand and a foreclosure forbearance fee of $38 thousand, offset by the litigation settlement of $28 thousand reported in 2015.

Non-interest Expense

Non-interest expense for the third quarter of 2016 totaled $2.8 million, compared to $2.9 million for the third quarter of 2015.  The decrease of $85 thousand in non-interest expense was primarily due to a decrease of $54 thousand in FDIC assessments, a decrease of $39 thousand in professional services expense, a decrease of $36 thousand in compensation and benefits expense, a decrease of $25 thousand in corporate insurance expense and a decrease of $23 thousand in information services expense.  Partially offsetting these decreases in non-interest expense was an increase of $97 thousand in other expenses for the third quarter of 2016 compared to the same period in 2015 primarily resulting from higher provisions for unfunded commitments during the third quarter of 2016 and fewer expense offsets in 2016, as compared to 2015, attributable to sales of REO.

For the nine months ended September 30, 2016, non-interest expense totaled $8.7 million, compared to $9.2 million for the same period in 2015.  The decrease of $511 thousand in non-interest expense was primarily due to continued improvement in the quality and nature of the Bank’s assets.  This improvement resulted in a decrease of $175 thousand in REO expenses, a decrease of $146 thousand in FDIC assessments, a decrease of $33 thousand in OCC assessment fees, and a decrease of $30 thousand in appraisal expenses.  Also, information services expense decreased by $99 thousand, corporate insurance expense decreased by $79 thousand, and professional services expense decreased by $70 thousand.  The decrease of $99 thousand in information services expense was primarily due to a decrease of $52 thousand in core processing expense and a decrease of $25 thousand in item processing expense, primarily reflecting lower branch research costs.  These decreases in non-interest expense during the first nine months of 2016 were partially offset by an increase of $138 thousand in compensation and benefits expense, primarily reflecting higher bonus payments compared to the prior year.

Income Taxes

The Company recorded no income tax expense for the third quarter of 2016, compared to $8 thousand for the third quarter of 2015.  For the nine months ended September 30, 2016, income tax expense was $2 thousand, compared to $16 thousand for the nine months ended September 30, 2015.  The tax expense for both periods primarily reflected the statutory minimum taxes payable to the State of California, and the use of net operating loss carryforwards to offset current taxable income in the periods presented.  As of September 30, 2016, the Company had $4.6 million of deferred tax assets, net of a valuation allowance of $2.1 million.

Balance Sheet Summary

Total assets increased by $10.5 million to $413.4 million at September 30, 2016 from $402.9 million at December 31, 2015.  During 2016, the Bank increased net loans receivable by $40.6 million, which was funded by an increase of $12.5 million in deposits and a decrease of $29.6 million in cash and cash equivalents, as federal funds were invested in multi-family residential loans to improve the yield on interest-earning assets.

Loans receivable, net of the allowance for loan losses, totaled $344.7 million at September 30, 2016, compared to $304.2 million at December 31, 2015.  Loan originations during the first nine months of 2016 totaled $90.8 million, compared to $99.9 million during the first nine months of 2015.  There were no loan sales during the first nine months of 2016, compared to $140.2 million during the first nine months of 2015.  Loan repayments during the first nine months of 2016 totaled $50.9 million, compared to $30.6 million during the first nine months of 2015.  At September 30, 2016, 54.8% of the Bank’s loan portfolio consisted of multi-family loans, 31.6% consisted of single family residential loans, 10.8% consisted of church loans, and 2.8% consisted of commercial real estate.  In comparison, at December 31, 2015, 38.7% of the Bank’s loan portfolio consisted of multi-family loans, 42.6% consisted of single family residential loans, 14.8% consisted of church loans, and 3.9% consisted of commercial real estate.

During the first nine months of 2016, total non-accrual loans decreased by $1.2 million to $3.0 million at September 30, 2016 from $4.2 million at the end of 2015.  This decrease reduced the Bank’s ratio of non-accrual loans to total loans to 0.87% at September 30, 2016 from 1.37% at the end of 2015.  None of the Bank’s loans were delinquent at September 30, 2016, including the non-accrual loans.  In addition, the Bank did not have any REO at the end of September 2016, compared to total REO of $360 thousand at the end of 2015.  As a result, the Bank’s ratio of non-performing assets to total assets decreased to 0.74% at September 30, 2016 from 1.14% at December 31, 2015.  The allowance for loan losses represented 151.0% of total non-performing loans at September 30, 2016, compared to 114.2% at December 31, 2015.

Deposits increased by $12.5 million to $285.1 million at September 30, 2016 from $272.6 million at December 31, 2015, which consisted of an increase of $6.3 million in CDs, and an increase of $6.2 million in core deposits (NOW, demand, money market and passbook accounts).  The increase in CDs during 2016 was primarily due to an increase of $26.7 million in Certificate of Deposit Account Registry Service (“CDARS”) accounts.  CDARS is a deposit placement service that allows the Bank to place customers’ funds in FDIC-insured certificates of deposits at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network.  The increase in CDARS was partially offset by a decrease of $20.4 million in retail CDs, of which $10.0 million was from one, ongoing, deposit relationship, and $3.0 million was from maturities of QwickRate CDs.

Total borrowings at September 30, 2016 consisted of advances to the Bank from the FHLB of $70.0 million, and subordinated debentures issued by the Company of $5.1 million, compared to advances from the FHLB of $72.0 million and subordinated debentures of $5.1 million at December 31, 2015.  During the first nine months of 2016, $2.0 million of FHLB advances were repaid.

Stockholders’ equity was $47.5 million, or 11.50% of the Company’s total assets, at September 30, 2016, compared to $46.2 million, or 11.46% of the Company’s total assets, at December 31, 2015.  The Company’s book value was $1.63 per share as of September 30, 2016, compared to $1.59 per share as of December 31, 2015.

At September 30, 2016, the Bank’s Total Capital ratio was 19.16% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.16%, compared to a Total Capital ratio of 20.71% and a Leverage ratio of 11.56% at December 31, 2015.  The decrease in the Bank’s Total Capital ratio was primarily due to an increase in risk-weighted assets as the Bank invested lower risk-weighted cash and cash equivalents into higher risk-weighted loans receivable.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2016	December 31, 2015
Selected Financial Condition Data and Ratios:
Total assets	$413,373	$402,912
Gross loans receivable	349,330	308,999
Allowance for loan losses	(4,597)	(4,828)
Cash and cash equivalents	38,281	67,839
Securities available for sale, at fair value	14,336	14,140
Deposits	285,098	272,614
FHLB advances	70,000	72,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,521	46,163

Book value per share	$1.63	$1.59
Equity to total assets	11.50%	11.46%

Asset Quality Ratios:
Non-accrual loans to total loans	0.87%	1.37%
Non-performing assets to total assets	0.74%	1.14%
Allowance for loan losses to total gross loans	1.32%	1.56%
Allowance for loan losses to total delinquent loans	—	334.12%
Allowance for loan losses to non-performing loans	150.97%	114.22%

Non-Performing Assets:
Non-accrual loans	$3,045	$4,227
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	360
Total non-performing assets	$3,045	$4,587

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Selected Operating Data and Ratios:
Interest income	$4,013		$3,729		$11,401		$11,746
Interest expense	987		931		2,863		2,848
Net interest income before loan loss provision recapture	3,026		2,798		8,538		8,898
Loan loss provision recapture	—		200		550		1,700
Net interest income after loan loss provision recapture	3,026		2,998		9,088		10,598
Non-interest income	144		917		886		2,052
Non-interest expense	(2,843)		(2,928)		(8,693)		(9,204)
Income before income taxes	327		987		1,281		3,446
Income tax expense	—		8		2		16
Net income	$327		$979		$1,279		$3,430

Earnings per common share – basic and diluted	$0.01		$0.03		$0.04		$0.12

Loan originations (1)	$30,845		$36,066	(2)	$90,775		$99,854	(2)

Net (recoveries) charge-offs to average loans	(0.06	)%(3)	(0.01	)%(3)	(0.13	)%(3)	0.02	%(3)
Return on average assets	0.32	%(3)	1.06	%(3)	0.43	%(3)	1.27	%(3)
Return on average equity	2.76	%(3)	9.81	%(3)	3.63	%(3)	11.78	%(3)
Net interest margin	3.02	%(3)	3.09	%(3)	2.93	%(3)	3.36	%(3)

(1) Does not include net deferred origination costs.

(2) Includes loans held for sale originations of $26.0 million and $57.3 million for the three and nine months ended September 30, 2015, respectively.

(3) Annualized